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                                                                     Exhibit 3.3



                 CERTIFICATE AMENDING ARTICLES OF INCORPORATION

                                       OF

                             U.S. MEDICAL GROUP INC



         The undersigned, being President and Secretary of U.S. MEDICAL GROUP INC. a Nevada Corporation, hereby certify that by majority vote of the Board of Directors and majority vote of the stockholders at a meeting held on March 7, 1996, it was agreed by unanimous vote that this CERTIFICATE
AMENDING ARTICLES OF INCORPORATION be filed.

         The undersigned further certify that the original Articles of corporation of U.S. MEDICAL GROUP INC., were filed with the Secretary of State of Nevada on the 17th day of May 1994. As of the date of this certificate no stock of the corporation has been issued. The undersigned hereby adopt the following agreements to the original Articles of Incorporation of this corporation, Article Fourth herein is amended to read as follows.





                                 ARTICLE FOURTH

FOURTH. This corporation is authorized to issue Twenty-Five Million (25,000,000) shares of stock as follows Twenty Million (20,000,000) common shares at One Tenth of One Cent ($.001) par value and Five Million (5,000,000) preferred shares at One Tenth of One Cent ($.001) par value rights and privileges to be set by the Board of Directors and no other class of stock shall be authorized. All or part of the shares of capital stock may be issued by the corporation from time to time and for such consideration may be determined upon and fixed by the Board of Directors as provided by law.


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         The undersigned hereby certify that they have on this 1st day of March
1996, executed this Certificate Amending, the original Articles of Incorporate herefore filed with the Secretary of State of Nevada.


                                  /s/ Christopher Jones
                                  -------------------------------------------
                                  Christopher Jones, President and Secretary


State of   California            )
        -------------------------
                                 ) SS
County of  San Diego             )
         -----------------------

On this 1st day of March, 1998, before me the undersigned a Notary
Public is and for the County of San Diego, State of California, personally appeared Christopher Jones, known to be the person whose name is subscribed to the foregoing Certificate Amending Articles of Incorporation and acknowledged to me they executed the same.

                                           /s/ Mary E. Dye
                                  ------------------------------------
                                             Notary Public

                                         [Official Notary Seal]

(SEAL)